PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated October 5, 2023)	Registration No. 333-267683

Amprius Technologies, Inc.

This prospectus supplement is being filed to update and supplement the information contained in our prospectus dated October 5, 2023, as supplemented by the prospectus supplements dated May 13, 2024 and October 23, 2024 (as so supplemented, the “Prospectus”). Capitalized but undefined terms have the meanings ascribed to such terms in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPX” and “AMPX.W,” respectively. On December 6, 2024, the last reported sales prices for our common stock and public warrants on the NYSE were $2.05 and $0.2713, respectively.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 9, 2024

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to supplement the information that appears under the caption “Selling Securityholders” in the Prospectus. On December 9, 2024, Trident Capital Fund VI, L.P. (“Fund IV”) and Trident Capital Fund-VI Principals Fund, L.L.C. (“Fund VI Principals”) each effected a pro rata distribution (collectively, the “Distribution”), pursuant to which the selling stockholders identified below received an aggregate of 3,129,533 shares of Common Stock. We are amending the Selling Securityholders table in the Prospectus solely to reflect these transfers and to include or update information with respect to the transferees of such shares. The following table is prepared based on information provided to us by the selling securityholders and 110,574,603 shares of Common Stock outstanding as of December 6, 2024. This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus.

None of the selling securityholders named below hold any Public Warrants or Private Warrants, and none of the selling securityholders named below are offering any Public Warrants or Private Warrants.

SELLING SECURITYHOLDERS

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	%
Entities affiliated with Trident Capital(1)	3,506,497	3,506,497	—	—
Donald R. Dixon(2)	862,686	636,473	226,213	*
Accolade Partners II, L.P.	61,410	61,410	—	—
Alaska Retirement Management Board as Trustee for the State of Alaska Retirement and Benefits Plans	61,410	61,410	—	—
Alexander Douglas Stuart Primary Trust UA Robert D Stuart Jr. 1996 Dec Of Trust	768	768	—	—
Arneek Arun Multani, Co-Trustee Of The Multani Revocable Trust	24,801	24,801	—	—
Barton Asset Management, LLC	512	512	—	—
Bonnie N. Kennedy	28,009	28,009	—	—
BTNA and Danielle Djokic as Co-Trustees of the Venetia Kontogrouis 2014 Irrevocable Trust U/A/D 10/10/2014 FBO Erik	41,333	41,333	—	—
Cornelius Capital Partners, L.P.	30,705	30,705	—	—
Cornell University	61,410	61,410	—	—
Delaware Public Employees’ Retirement System	122,821	122,821	—	—
Dennis J. Keller	4,913	4,913	—	—
Evangelos Simoudis	50,670	50,670	—	—
Finnish LGPI Ventures, L.P.	61,410	61,410	—	—
First Plaza Group Trust, Solely For The Benefit Of Pool PMI-109 And PMI-110	171,949	171,949	—	—
Frank Sica	3,071	3,071	—	—
Gothic Corporation	153,526	153,526	—	—
Granite Capital Investors, LP - Series I	24,564	24,564	—	—
GS Partners Ventures, LLC	30,705	30,705	—	—
Hollyport Secondary Opportunities V-B SLP	36,846	36,846	—	—
Hollyport Secondary Opportunities VIII Limited	61,410	61,410	—	—
Iowa Public Employees’ Retirement System	87,510	87,510	—	—
James Mcclure Stuart Primary Trust UA Robert D Stuart Jr. 1996 Dec Of Trust	768	768	—	—
JP Morgan Bank Trustee Of The Reynold American Defined Benefit Master Trust	3,071	3,071	—	—
Kenyon College	15,353	15,353	—	—
KHP Strategic 10 LP	79,833	79,833	—	—
Klaus, L. George Trust Dtd 7/11/97	3,071	3,071	—	—
Kline Hill Partners Fund III LP	18,423	18,423	—	—
Marian Stuart Pillsbury Primary Trust UA Robert D Stuart Jr. 1996 Dec Of Trust	768	768	—	—
Marshall Carroll 2000 Trust	66,892	66,892	—	—
Marshall Partners	3,070	3,070	—	—
McCormack GRS Tool Trust 02-57459	6,141	6,141	—	—
The Bank of New York Mellon, as Trustee of Bell Atlantic Master Trust	122,821	122,821	—	—
Michael L. Biggee	16,534	16,534	—	—
Nancy J. Meekin	75,964	75,964	—	—
Performance Global Fund Of Funds I, LP	30,705	30,705	—	—
Prairie State Opportunities Fund, LLC	24,564	24,564	—	—
Pension Reserves Investment Trust	92,116	92,116	—	—
RDS Investments, L.P.	3,071	3,071	—	—

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	%
Robert D Stuart III Primary Trust UA Robert D Stuart Jr. 1996 Dec Of Trust	768	768	—	—
Saper, Jeffrey D. And Vivian E., Trust	2,456	2,456	—	—
Southern Methodist University	18,423	18,423	—	—
SP Juno Acquisitions L.P.	122,821	122,821	—	—
SP Lava Acquisitions L.P.	30,705	30,705	—	—
Stichting Pensioenfonds ABP	245,640	245,640	—	—
Strategic Partners VI Acquisitions R, L.P.	18,423	18,423	—	—
Strategic Partners VII Acquisitions F, LP	61,410	61,410	—	—
Strategic Partners VII Investments L.P. (Series B)	24,564	24,564	—	—
TBM3 Revocable Trust U/A 5/7/04	1,535	1,535	—	—
The Brood, LLC – Sub-Fund 2	24,564	24,564
The Franciscan Trust U/D/T dated March 31, 2004	34,501	34,501	—	—
The John T. Keller Revocable Trust u/a/d 11/23/2010, John T. Keller, As Trustee	1,842	1,842	—	—
The Karen C Lott And Ronald M Lott Family Trust Dtd 3/19/92	512	512	—	—
The Northern Trust Company, As Trustee Of Robert C. McCormack T/U/W W.B. Smith	24,564	24,564	—	—
Top Tier Venture Capital VI Holdings	6,067	6,067	—	—
Top Tier Venture Velocity Fund, L.P.	6,215	6,215	—	—
Trustees Of Princeton University, The	135,103	135,103	—	—
Utah Retirement Systems, By Abbott Capital Management, LLC, As Investment Manager	36,846	36,846	—	—
Venetia Kontogouris	110,064	110,064	—	—
Venetia Kontogouris Irrevocable Trust for Descendants fbo Danielle Djokic under agmnt dtd 12-12-2012	41,333	41,333	—	—
Washington State Investment Board	87,510	87,510	—	—
Winthrop L. McCormack 1982 Trust (02-54535)	3,071	3,071	—	—
WS Investment Company, LLC (2004A)	921	921	—	—
WS Investment Company, LLC (2004D)	614	614	—	—
Young Moragne Revocable Trust Dtd 08/18/1995	194,882	194,882	—	—

*	Less than 1%
(1)

Securities offered hereby consist of (i) 3,279,314 shares of Common Stock held by Trident Capital Fund-VI, L.P. (“Trident Fund VI”), (ii) 127,183 shares of Common Stock held by Trident Capital Fund—VI Principals Fund, L.L.C. (“Trident Principals VI”), (iii) 96,267 shares of Common Stock issuable upon the exercise of 96,267 PIPE Warrants held by Trident Fund VI and (iv) 3,733 shares of Common Stock issuable upon the exercise of 3,733 PIPE Warrants held by Trident Principals VI. Trident Capital Management VI, L.L.C. (“TCM VI”) is the sole general partner of Trident Fund VI and the sole managing member of Trident Principals VI. Donald R. Dixon, a member of our board of directors, and John Moragne (collectively, the “Managing Members”) are the managing members of TCM VI and, as such, may be deemed to have shared voting and dispositive power with respect to the securities held of record by each of Trident Fund VI and Trident Principals VI. The Managing Members disclaim beneficial ownership such securities, except to the extent of their respective pecuniary interest therein.

(2)

Consists of (i) securities offered hereby, which consist of (a) 225,212 shares of Common Stock held by Mr. Dixon, (b) 229,690 shares of Common Stock held by The Dixon Revocable Trust under agreement dated June 17, 1988, (c) 100,000 shares of Common Stock issuable upon the exercise of 100,000 PIPE Warrants held by The Dixon Revocable Trust under agreement dated June 17, 1988 and (d) 81,571 shares of Common Stock held by Donald & Elizabeth Dixon 2004 Family Partners, (ii) 17,895 shares of Common Stock held by Mr. Dixon and (iii) 208,318 shares of Common Stock subject to options held by Mr. Dixon that are exercisable within 60 days of December 9, 2024. Mr. Dixon is a member of our board of directors. Mr. Dixon and Elizabeth W. Dixon are co-trustees of The Dixon Revocable Trust under agreement dated June 17, 1988. Mr. and Mrs. Dixon are the general partners of Donald & Elizabeth Dixon 2004 Family Partners. Excludes securities held by entities affiliated with Trident Capital described in Footnote 1 above, with respect to which Mr. Dixon may be deemed to have shared voting and dispositive power. Mr. Dixon disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.